UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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AOL INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
RONALD S. EPSTEIN
STEVEN B. FINK
DENNIS A. MILLER
JAMES A. WARNER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of AOL Inc., a Delaware corporation.

On April 10, 2012, Starboard Value issued the following press release:

Starboard Sends Letter to AOL Board of Directors

Intends to Promptly File Preliminary Proxy Materials for 2012 Annual Meeting

NEW YORK, April 10, 2012 -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of AOL Inc. ("AOL" or the "Company") (NYSE: AOL) with current ownership of approximately 5.3% of the outstanding shares, today announced that it has delivered a letter to the AOL Board to communicate its views on yesterday's announcement involving the sale of more than 800 of the Company's patents and their related patent applications to Microsoft Corporation.  Starboard also announced that it expects to promptly file preliminary proxy materials with the SEC for the election of directors to the AOL Board at the upcoming 2012 Annual Meeting.

The full text of the letter to the Board follows:

April 10, 2012

AOL Inc.
770 Broadway
New York, NY 10003
Attn: Members of the Board of Directors

To the Board of Directors,

Starboard Value LP, together with its affiliates ("Starboard"), currently owns approximately 5.3% of the outstanding shares of AOL Inc. ("AOL" or "the Company"), making us one of the Company's largest shareholders.  As you know, since December 21, 2011, we have voiced, both publicly and privately, our strong belief that the Company is significantly undervalued and that opportunities exist to create value based on actions within the control of management and the Board of Directors (the "Board").

We have been consistent in our view that AOL's portfolio of intellectual property is non-core, extremely valuable, and should be monetized.  On February 24, 2012, we sent a letter urging you to explore actions to monetize and unlock the value of AOL's portfolio of more than 800 patents.  We noted our belief that AOL's patent portfolio could produce in excess of $1 billion of licensing income if appropriately harvested and monetized.  On March 30, 2012, we wrote you a follow-up letter stressing that the Company should explore the monetization of the patent portfolio with a sense of urgency, and should carefully assess any asset sale or divestiture to ensure the most tax-efficient outcome.

We were pleased to read yesterday's announcement that AOL has entered into a definitive agreement to sell more than 800 of its patents and their related patent applications to Microsoft Corporation ("Microsoft") for aggregate proceeds of $1.056 billion in cash in a tax efficient manner.  The Company will also grant Microsoft a non-exclusive license to its retained portfolio of more than 300 patents and patent applications covering categories including advertising, search, social networking, content generation/management, and mapping, among others.  We commend management and the Board for taking this meaningful first step in unlocking value for AOL shareholders.

However, the announced sale of the patents does little to address our serious concerns with the Company's poor operating performance and substantial losses in the Display business.  We estimate that AOL's Display business is currently losing over $500 million per year, including $150 million in Patch alone.  Patch is an unproven and, thus far, unsuccessful business model that is draining valuable resources from the Company.  Unfortunately, to date, management and the Board have been unable to meaningfully improve profitability in the Display business and unwilling to consider alternative strategies to realize value from these assets.  Conversely, recent public comments by management demonstrate that AOL remains committed to the status quo in its Display business - which we find unacceptable.

We believe when adjusted for the pro forma cash balance from the patent sale, AOL's enterprise value is only $1.14 billion as of the closing stock price on April 9, 2012. AOL generated consolidated EBITDA of $387.5 million in fiscal 2011. When excluding losses from the Display business, we estimate EBITDA would have been $932.5 million in fiscal 2011. This implies that, after considering the material increase in stock price and pro forma increase in cash, AOL currently trades at 2.9x Enterprise Value / Consolidated EBITDA or 1.2x Enterprise Value / EBITDA (excluding Display losses). This valuation does not include any additional value for AOL's Display properties, Company-owned real estate, or any further monetization of AOL's remaining intellectual property. The underperforming Display business appears to be substantially weighing down AOL's potential valuation.

Of additional concern is the potential future use of cash.  Pro forma for the patent sale, we estimate that AOL will have approximately $1.43 billion of cash, or $15.35 per share.  This represents more than half of the current market capitalization.  AOL has a dismal track record of capital allocation, having spent $2.3 billion on acquisitions since 1999 and recording a goodwill impairment charge of approximately $1.4 billion during 2010 alone.  Although management stated its intention to "return a significant portion of the proceeds to shareholders," we do not understand why the Company would only return a "significant portion."  Why wouldn't the Company simply return all of the proceeds?  We remain concerned that shareholder capital will continue to be used for poorly conceived acquisitions and investments into money-losing initiatives like Patch and other Display properties.

Again, we applaud management and the Board for taking a big first step towards realizing the full value of AOL for the benefit of all shareholders.  We desire nothing more than to continue to be constructive and helpful in ensuring that the best interests of all shareholders are represented on the Board.  There remains a substantial opportunity to unlock shareholder value at AOL.  The announced sale of AOL's patents does not address the need for substantial improvement in the operating performance of the Company.

As such, we intend to promptly file preliminary proxy materials with the Securities and Exchange Commission for the election of directors to the AOL Board at the upcoming 2012 Annual Meeting.  We remain willing to engage in a constructive dialogue regarding the qualifications of our nominees and a mutually agreeable resolution on board composition.  We believe this would be in the best interests of all shareholders.

Best Regards,

Jeffrey C. Smith
Managing Member

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP ("Starboard Value LP"), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of AOL Inc., a Delaware corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard LLC"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Ronald S. Epstein, Steven B. Fink, Dennis A. Miller and James A. Warner (collectively, the "Participants").

As of the date of this filing, Starboard V&O Fund beneficially owns 2,586,926 shares of common stock, $0.01 par value (the "Common Stock") of the Company.  As of the date of this filing, Starboard LLC beneficially owns 891,610 shares of Common Stock.  Starboard Value LP, as the investment manager of Starboard V&O Fund and of certain managed accounts (the "Starboard Value LP Accounts") and the Manager of Starboard LLC, may be deemed the beneficial owner of an aggregate of 4,916,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and including 1,437,464 shares of Common Stock held in the held in the Starboard Value LP Accounts.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 4,916,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and held in the Starboard Value LP Accounts.  As of the date hereof, Mr. Epstein directly owns 850 shares of Common Stock.  As of the date hereof, Mr. Fink directly owns 560 shares of Common Stock.  As of the date hereof, Mr. Miller owns 2,700 shares of Common Stock.  As of the date hereof, Mr. Warner directly owns 581 shares of Common Stock.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies.  Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Media Contact:
Daniel Gagnier
Sard Verbinnen & Co.
(212) 687-8080
dgagnier@sardverb.com